UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2009

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Guthridge Court, Suite 250, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER ITEMS.

Pursuant to the terms of the Certificates of Designation of Preferences, Rights, and Limitations (the “Certificates”) of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock of Simtrol, Inc. (the “Company”), the Company is required to pay a 4% semi-annual dividend to the holders of its outstanding shares of Series A Preferred Stock and a 6% semi-annual dividend to holders of its Series B and Series C Preferred Stock, respectively.  The Company has the option to pay these dividends in cash or in shares of its common stock.

The Company elected to pay the June 30, 2009 dividends in the form of common stock valued at $0.75 per common share for the Series A Preferred Stock and $0.375 per common share for the Series B and Series C Preferred Stock, per the terms of the Certificates.  Based on this value, the Company issued

(i)	107,629 shares of common stock to the Series A shareholders (672,664 Series A shares issued and outstanding on that date); and

(ii)	511,680 shares of common stock to the Series B shareholders (4,286 shares issued and outstanding on that date).

(iii)	664,040 shares of common stock to the Series C shareholders (5,534 shares issued and outstanding on that date).

 Following payment of this dividend, there are 12,224,356 shares of common stock issued and outstanding.

The Company believes that there was no “sale” (as defined in Section 2(a)(3) of the Securities Act of 1933, as amended) of securities in connection with the dividends.  As a result, no registration of the securities was required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated:   July 1, 2009